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                                                                      EXHIBIT 11

STATEMENT  RE:  COMPUTATION OF EARNINGS PER SHARE
($000's omitted, except for per share data)


                                           Three Months Ended       Nine Months Ended
                                              September 30,            September 30,
                                             1997        1996        1997        1996
                                           -------     -------     -------     --------
                                            (000's omitted except for per share data)

Average shares outstanding                  11,339      11,180      11,257       11,173

Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                   115         107         118          -0-
                                           -------     -------     -------     --------

                                TOTALS      11,454      11,287      11,375       11,173
                                           =======     =======     =======     ========


                     NET INCOME (LOSS)     $ 8,228     $ 9,565     $18,134     $(11,450)
                                           =======     =======     =======     ========

           NET INCOME (LOSS) PER SHARE     $   .72     $   .85     $  1.59     $  (1.02)
                                           =======     =======     =======     ========





Note: Fully diluted calculation is not presented because dilution is less than 3%.


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